                                                                    Exhibit 4.36

                           REVOLVING CREDIT AGREEMENT


                                     between


                                PLD TELEKOM INC.,
                                  as Borrower,

                                       and


                           NEWS AMERICA INCORPORATED,
                                    as Lender




                         Dated as of September 30, 1998


                                   $8,100,000

                                TABLE OF CONTENTS

SECTION 1.  DEFINITIONS....................................................................    2
            Section 1.1    Definitions.....................................................    2

SECTION 2.  AMOUNT AND TERMS OF CREDIT FACILITY............................................    9
            Section 2.1    Revolving Loans.................................................    9
            Section 2.2    Reimbursement Obligations in Respect of
                           Guaranteed Borrower Indebtedness................................    9
            Section 2.3    Notice of Borrowing.............................................   11
            Section 2.4    Disbursement of Funds...........................................   11
            Section 2.5    The Notes.......................................................   11
            Section 2.6    Interest........................................................   11
            Section 2.7    Voluntary Prepayments...........................................   12
            Section 2.8    Reduction of Loan Commitment....................................   13
            Section 2.9    Method and Place of Payment.....................................   13
            Section 2.10   Taxes...........................................................   14

SECTION 3.  CONDITIONS PRECEDENT...........................................................   14
            Section 3.1    Conditions Precedent to Initial Loans...........................   14
            Section 3.2    Conditions Precedent to All Loans...............................   15

SECTION 4.  REPRESENTATIONS AND WARRANTIES.................................................   16
            Section 4.1    Organization; Qualification.....................................   17
            Section 4.2    Capitalization of Borrower......................................   17
            Section 4.3    Authority Relative to this Agreement............................   17
            Section 4.4    Consents and Approvals; No Violation............................   18
            Section 4.5    Reports  .......................................................   18
            Section 4.6    Financial Statements............................................   18
            Section 4.7    Undisclosed Liabilities.........................................   19
            Section 4.8    Absence of Certain Changes or Events............................   19
            Section 4.9    Legal Proceedings, etc..........................................   21
            Section 4.10   Permits  .......................................................   21
            Section 4.11   Margin Regulations..............................................   21

SECTION 5.  AFFIRMATIVE COVENANTS..........................................................   22
            Section 5.1    Information Covenants...........................................   22


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
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
            Section 5.2    Officer's Certificate...........................................   25

SECTION 6.  NEGATIVE COVENANTS.............................................................   26
            Section 6.1    Restriction on Fundamental Changes..............................   26
            Section 6.2    Limitation on Modifications of Certain Documents................   27
            Section 6.3    Changes in Business.............................................   27

SECTION 7.  EVENTS OF DEFAULT..............................................................   27
            Section 7.1    Events of Default...............................................   27
            Section 7.2    Rights and Remedies.............................................   29

SECTION 8.  CONVERSION.....................................................................   30
            Section 8.1    Conversion Privilege and Conversion Price.......................   30
            Section 8.2    Exercise of Conversion Privileges...............................   30
            Section 8.3    Fractions of Shares.............................................   31
            Section 8.4    Adjustment of Conversion Price..................................   31
            Section 8.5    Notice of Adjustments of Conversion Price.......................   31
            Section 8.6    Company to Reserve Common Stock.................................   31
            Section 8.7    Taxes on Conversions............................................   32
            Section 8.8    Covenant as to Common Stock.....................................   32
            Section 8.9    Special Conversion Provisions Relating to Potential
                           Changes in Control of the Borrower..............................   32
            Section 8.10   Investment Intent; Private Placement............................

SECTION 9.  REGISTRATION RIGHTS............................................................   33

SECTION 10. MISCELLANEOUS..................................................................   34
            Section 10.1   Payment of Expenses, Indemnity, etc.............................   34
            Section 10.2   Right of Setoff.................................................   35
            Section 10.3   Notices.........................................................   35
            Section 10.4   Successors and Assigns; Assignments.............................   36
            Section 10.5   Amendments and Waivers..........................................   37
            Section 10.6   No Waiver; Remedies Cumulative..................................   37
            Section 10.7   Governing Law; Submission to Jurisdiction.......................   37
            Section 10.8   Counterparts....................................................   38
            Section 10.9   Effectiveness...................................................   38
            Section 10.10  Headings Descriptive............................................   38


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
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
            Section 10.11  Marshalling; Recapture..........................................   38
            Section 10.12  Severability....................................................   39
            Section 10.13  Survival........................................................   39
            Section 10.14  Limitation of Liability.........................................   39
            Section 10.15  Calculations; Computations......................................   39
            Section 10.16  Waiver of Trial by Jury.........................................   40
            Section 10.17  Interest Rate Limitation........................................   40

Exhibit A   -  Form of Note
Exhibit B   -  Form of Notice of Conversion Election

                  REVOLVING CREDIT AGREEMENT, dated as of September 30, 1998, among PLD Telekom Inc., a Delaware corporation (the "Borrower"), and News America Incorporated, a Delaware corporation (the "Lender").

                  WHEREAS, Lender owns, indirectly, approximately 38% of the issued and outstanding capital stock of Borrower; and

                  WHEREAS, Borrower has requested that Lender make available to it certain short term financing for working capital purposes; and

                  WHEREAS, Lender is willing to make loans to the Borrower upon the terms and conditions set forth herein,

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, Borrower and Lender hereby agree as follows:

SECTION 1.        DEFINITIONS.

                  Section 1.1 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliate" shall not include the Lender or any of its direct or indirect Subsidiaries or Affiliates.

                  "Agreement" shall mean this Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.

                  "Assignee" shall have the meaning provided in Section 10.4(b).

                  "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the greater of (i) the capitalized amount in respect of such transaction that would appear on the balance sheet of such Person in accordance with GAAP and (ii) the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by such Person) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

                  "Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes.

                  "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

                  "Borrowing" shall mean the incurrence of a Loan from the Lender on a given date.

                  "Business Day" shall mean any day excluding Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government actions to close.

                  "Capital Stock" shall mean any and all shares, interests, participations or other equivalents in the equity interest (however designated) in any Person and any rights (other than Indebtedness convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

                  "Capitalized Lease" shall mean (i) any lease of property, real or personal, the obligations under which are capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries, and (ii) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

                  "Capitalized Lease Obligations" shall mean all obligations of the Borrower and its Subsidiaries under or in respect of Capitalized Leases.

                  "Closing Date" shall have the meaning provided in Section 2.1(a).

                  "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on The Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such auto mated quotation system but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Borrower for that purpose and is reasonably acceptable to the Lender.

                  "Common Stock" shall mean the Common Stock, par value $0.01 per share, of Borrower, and as the context shall require shall also include any stock of any class of any other Person which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of such Person and which is not subject to redemption by such Person.

                  "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                  "Default Rate" shall have the meaning provided in Section 2.6(b).

                  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchange able), or upon the happening of any event, or otherwise, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the date on which the Loans mature.

                  "Event of Default" shall have the meaning provided in Section
7.

                  "Exchange Rate Obligations" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates.

                  "Existing Convertible Note Indenture" means the Indenture, dated as of May 31, 1996, among the Borrower, the Existing Convertible Note Guarantors (as defined therein), Apropos Investments Ltd, Clayton A. Waite and The Bank of New York, as trustee thereunder, relating to the Existing Convertible Notes, as amended and supplemented from time to time.

                  "Existing Convertible Notes" means the 9% Convertible Subordinated Notes due 2006 of the Borrower issued pursuant to the Existing Convertible Note Indenture.

                  "Existing Debt Agreements" means the Existing Convertible Note Indenture, the Existing Senior Note Indenture, the documentation related to the Revolving Credit Notes, and all ancillary agreements related to any of the foregoing.

                  "Existing Senior Note Indenture" means the Indenture, dated as of May 31, 1996, among the Borrower, the Existing Senior Note Guarantors (as defined therein), Apropos Investments Ltd, Clayton A. Waite and The Bank of New York, as trustee thereunder, relating to the Existing Senior Notes, as amended and supplemented from time to time.

                  "Existing Senior Notes" means the 14% Senior Discount Notes due 2004 of the Borrower issued pursuant to the Existing Senior Note Indenture.

                  "Final Maturity Date" shall mean the earlier of (a) June 30, 1999 or (b) such time as the Loan Commitment is reduced to zero pursuant to the terms hereof.

                  "GAAP" shall mean United States generally accepted accounting principles as in effect on the date hereof and consistent with those utilized in the preparation of the financial statements referred to in Section 5.1.

                  "Governmental Authority" means (a) the government of the United States of America or any State or other political subdivision thereof, or any jurisdiction in which the Borrower or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any property of the Borrower or any Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

                  "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with the acquisition of Property, assets or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith) (v) any Capitalized Lease Obligations of such Person, (vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and, to the extent held by other Persons, the maximum fixed redemption or repurchase price of Disqualified Stock of such Person's Restricted Subsidiaries, at the time of determination, (vii) the notional amount of any Interest Hedging Obligations or Exchange Rate Obligations of such Person at the time of determination, (viii) any Attributable Indebtedness with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) any obligation of the type referred to in clauses (i) through (viii) of this definition of another Person and all and all dividends and distributions of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. For the purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculate din accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant hereto; provided that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date.

                  "Interest" shall have the meaning given in Section 2.6 hereof.

                  "Interest Conversion Notice" shall have the meaning provided in Section 8.2.

                  "Interest Hedging Obligation" means, with respect to any Person, an obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Restricted Subsidiaries' exposure to fluctuations in interest rates.

                  "Investment" shall mean all investments in and all loans, advances and extensions of credit to any Person, all stock, notes, bonds, leases or other securities or evidences of indebtedness of or any capital contribution to any corporation, partnership, firm, joint venture or other business entity.

                  "Loan Commitment" means the maximum aggregate amount of $8,100,000 or such lesser amount to which the Loan Commitment may be reduced in accordance with Section 2.8.

                  "Loan Documents" shall mean this Agreement and the Note or Notes.

                  "Loan Party" shall mean and include the Borrower and its Subsidiaries.

                  "Loans" shall have the meaning provided in 2.1(a).

                  "Material Adverse Change; Material Adverse Effect; Materially Adverse" in, on or to, as appropriate, any Person, means a material adverse change in such Person's business or condition, a material adverse effect on such Person's business or condition or an event which is materially adverse to such Person's business or condition; provided that (a) any such term, when used without reference to a particular Person, shall mean such change in, effect on or event materially adverse to the Borrower and (b) any material impairment of the ability of the Borrower to pay the principal of or interest on the Note in accordance with the terms thereof, any material impairment of the ability of the Borrower to perform its other obligations under the Note or the Loan Documents, or any circumstance or occurrence which would impair the enforceability as against the Borrower of this Agreement or the Loan Documents shall in any case be deemed to have resulted in a material adverse change in, to have a material adverse effect on, and to be materially adverse to, the Borrower's business or condition.

                 "Note" and "Notes" shall have the meanings provided in Section 2.5.

                  "Notice of Borrowing" shall have the meaning provided in
Section 2.3.

                  "Obligations" shall mean all obligations, liabilities and Indebtedness of every nature of the Borrower from time to time owing to the Lender under or in connection with this Agreement or any other Loan Document.

                  "Payment Date" shall mean the last day of each month.

                  "Person" shall mean and include any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise or any government or political subdivision or agency, department or instrumentality thereof.

                  "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

                  "Restricted Subsidiary" means any Subsidiary of the Borrower that has not been classified as an "Unrestricted Subsidiary."

                  "Revolving Credit Notes" shall mean the Borrower's 12% Series A Senior Secured Revolving Credit Notes due 1998 and 12% Series B Revolving Credit Notes due 1998.

                  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

                  "Subsidiary" of any Person shall mean and include (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or more equity interest at the time.

                  "Trading Day" means, with respect to a securities exchange or automated quotation system, a day on which such exchange or system is open for a full day of trading.

                  "Transactions" shall mean each of the transactions contemplated by the Loan Documents.

                  "Unrestricted Subsidiary" means any Subsidiary of the Borrower that the Borrower has classified as an "Unrestricted Subsidiary," and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of the documentation pursuant to which the Revolving Credit Notes were issued.

SECTION 2.  AMOUNT AND TERMS OF CREDIT FACILITY.

                  Section 2.1 Revolving Loans. (a) Subject to and upon the terms and conditions herein set forth, the Lender agrees, at any time and from time to time on and after the date hereof (the "Closing Date"), and prior to the Final Maturity Date, to make revolving loans (collectively, "Loans") to the Borrower, which Loans shall not at any time exceed in aggregate principal amount at any time outstanding the Loan Commitment at such time.

                           (b) Loans may be voluntarily prepaid pursuant to
Section 2.7, and, subject to the other provisions of this Agreement; any amounts so prepaid may be reborrowed. The Loan Commitment shall expire, and the Loan shall mature on, the Final Maturity Date, without further action on the part of the Lender.

                           (c) Each Borrowing of Loans under this Section 2.1
shall be in the aggregate minimum amount of the lesser of (i) $1,000,000 or any integral multiple of $100,000 in excess thereof or (ii) the remaining unborrowed amount of the Loan Commitment.

                  Section 2.2 Reimbursement Obligations in Respect of Guaranteed Borrower Indebtedness. (a) If the Lender or any of its Affiliates shall make, execute or deliver any guarantee or similar accommodation to any Person in respect of any Indebtedness of the Borrower ("Guaranteed Borrower Indebtedness"), whether outstanding as of the Closing Date or thereafter incurred, Borrower shall, upon the making, execution or delivery of any such guarantee or similar accommodation, be immediately obligated to reimburse Lender or any such Affiliate for the full amount of any payments made or other liability incurred thereunder, which obligation shall be represented by a Note issued pursuant hereto in the aggregate principal amount of such guarantee or similar accommodation. If Lender or any such Affiliate shall make any payment or other disbursement in respect of Guaranteed Borrower Indebtedness, Borrower shall reimburse Lender or such Affiliate, as the case may be, an amount equal to such disbursement not later than 12:00 Noon, New York City time, on the date of such disbursement; provided, however, that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 hereof that such reimbursement be financed with a Loan hereunder in an equivalent amount (which Loan may be represented by the same Note as represented the reimbursement obligation under the guarantee or similar accommodation as set forth above) and, to the extent so financed, the Borrower's obligation to make such reimbursement shall be discharged and replaced with the resulting Loan. Any guarantee or similar accommodation in respect of Guaranteed Borrower Indebtedness shall be issued only to the extent that the sum of the amount of such guarantee or similar accommodation plus the total amount of outstanding Loans shall not exceed the aggregate Loan Commitment (it being understood that (i) neither Lender nor any of its Affiliates shall have any obligation, commitment, agreement, arrangement or understanding with respect to providing any guarantee or similar accommodation in an amount in excess of the Loan Commitment amount hereunder and (ii) the provision by Lender or any of its Affiliates of any guarantee or similar accommodation shall be in any event subject to all conditions precedent and other terms and conditions of this Agreement).

                           (b) The Borrower's obligation to reimburse payments
and disbursements in respect of Guaranteed Borrower Indebtedness as provided in this Section 2.2 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any instrument of guarantee or other accommodation or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any instrument of guarantee or other accommodation proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Lender or an Affiliate under any instrument of guarantee or other accommodation of a draft or other document that does not comply with the terms of such instrument of guarantee or other accommodation, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.2, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Lender nor any of its Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any instrument of guarantee or other accommodation or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any instrument of guarantee or other accommodation (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any such instrument of guarantee or other accommodation, the Lender may, in its sole discretion, make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to make payment upon such documents if such documents are not in strict compliance with the terms of such instrument of guarantee or other accommodation.

                  Section 2.3 Notice of Borrowing. Whenever the Borrower desires to borrow hereunder, the Borrower's Chief Financial Officer shall give the Lender's Treasurer, at the Lender's Office, prior to 10:00 A.M., New York City time, at least two Business Days' prior written notice (each such notice, a "Notice of Borrowing") of each Loan. Each Notice of Borrowing shall specify (a) the aggregate principal amount of the requested Loan and (b) the date of Borrowing (which shall be a Business Day).

                  Section 2.4 Disbursement of Funds. On the date specified in each Notice of Borrowing, the Lender will make available the Loans requested to be made on such date, in U.S. dollars by wire transfer in immediately available funds to an account specified in a written instrument signed by the Chief Financial Officer of Borrower and delivered to the Treasurer of the Lender together with any Notice of Borrowing.

                  Section 2.5 The Notes. The Borrower's obligation to pay the principal of, and interest on, each Loan made hereunder, shall be evidenced by a promissory note (each a "Note", and collectively the "Notes"), duly executed and delivered by the Borrower, substantially in the form of Exhibit A hereto in a principal amount equal to the principal amount of the Loan represented thereby, with blanks appropriately completed in conformity herewith. Each Note shall (x) be payable to the order of the Lender, (y) be dated the date of the Loan, and
(z) mature on the Final Maturity Date.

                  Section 2.6 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan ("Interest") from the date of the making of such Loan until such Loan shall be paid in full at a rate per annum which shall be equal to twenty percent (20%) per annum, such Interest to be computed on the basis of a 360-day year and the actual number of days elapsed.

                           (b) In the event that, and for so long as, any Event
of Default shall have occurred and be continuing, the outstanding principal amount of all Loans and, to the extent permitted by law, overdue interest in respect of all Loans, shall bear interest at a rate per annum (the "Default Rate") equal to twenty-two percent (22%) per annum, computed on the basis of a 360-day year and the actual number of days elapsed; provided that nothing in any Loan Document shall permit the Lender to receive interest in excess of the maximum rate of interest permitted by law.

                           (c) Interest on each Loan shall accrue from and
including the date of the Borrowing thereof to but excluding the date of any repayment thereof (provided that any Loan borrowed and repaid on the same day shall accrue one day's interest) and shall be payable on the last Business Day of each calendar month while any Loan is outstanding unless otherwise specified in the Note relating to such Loan. Any accrued but otherwise unpaid interest shall also be payable on the Final Maturity

Date and concurrently with the amount of each voluntary or mandatory prepayment, as provided in Sections 2.7 and 2.8 hereof.

                           (d) In the event that on or after any interest
payment date the Lender elects to convert any accrued and unpaid amount of interest on any Loan into Common Stock in accordance with the provisions of
Section 8 hereof, the Borrower's obligation to pay Interest on such Loan, pursuant to this Section 2.6, shall be deemed satisfied by the delivery of Common Stock upon conversion of such accrued and unpaid interest as therein provided, to the extent of such conversion. Lender agrees to give Borrower at least one Business Day's notice of its intent to convert any interest otherwise due and payable, or to become due and payable, into Common Stock in accordance with this Agreement.

                  Section 2.7 Voluntary Prepayments. The Borrower shall have the right to prepay the Loan represented by each Note in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing), which notice shall be irrevocable, of its intent to prepay the Loan, at least 5 Business Days prior to a prepayment, which notice shall specify the date (which shall be a Business Day) and the amount of such prepayment and (ii) each prepayment shall be in an aggregate principal amount of $1,000,000 or any integral multiple of $100,000 in excess thereof.

                  Section 2.8 Reduction of Loan Commitment. (a) The Borrower shall have the right at any time to permanently reduce the Loan Commitment amount by giving written notice to the Lender of the reduced amount (the "New Loan Commitment"); provided, however that the Borrower shall not reduce the Loan Commitment below the amount of any Guaranteed Borrower Indebtedness unless the Borrower makes provision satisfactory to the Lender to unconditionally release Lender or any of its Affiliates from all liabilities or obligations of the Lender or any of its Affiliates under such Guaranteed Borrower Indebtedness. If the Borrower reduces the Loan Commitment amount under this Section 2.8(a), Borrower shall be immediately obligated to prepay all outstanding Loans in excess of the New Loan Commitment.

                           (b) The Lender shall have the right at any time and
from time to time to permanently reduce the Loan Commitment amount by giving written notice to the Borrower of the New Loan Commitment. If the Lender reduces the Loan Commitment amount under this Section 2.8(b), Borrower shall be immediately obligated to prepay all outstanding Loans in excess of the New Loan Commitment.

                  Section 2.9 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Notes shall be made to the Lender not later than 12:00 noon, New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in immediately available funds to ABA No. 021000089 at Citibank, N.A., New York, in favor of News America Incorporated, Account No. 30241112 or such other account as specified in a written instrument signed by the Treasurer or a senior vice president of the Lender and delivered to the Chief Financial Officer of Borrower, and any funds received by the Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

                           (b) Whenever any payment to be made hereunder or
under the Notes shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

                           (c) All payments made by the Borrower hereunder and
under any Note shall be made irrespective of, and without any reduction for, any setoff or counterclaims, including, without limitation, any setoff or counterclaims arising due to a breach or alleged breach by the Lender or any of its Subsidiaries or Affiliates of any other agreement to which the Lender or any of its Subsidiaries or Affiliates and any of the Loan Parties are parties.

                  Section 2.10 Taxes. All payments made by the Borrower under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority excluding, in the case of the Lender, net income and franchise taxes imposed on the Lender by the jurisdiction under the laws of which the Lender is organized or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Lender hereunder or under any Note, the amounts so payable to the Lender shall be in creased to the extent necessary to yield to the Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the specific Note. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section 2.10 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations.

SECTION 3.  CONDITIONS PRECEDENT.

                  Section 3.1 Conditions Precedent to Initial Loans. The obligation of the Lender to make its initial Loans is subject to the satisfaction on the Closing Date of the following conditions precedent:

                           (a) Loan Documents.

                                    (i) Credit Agreement. The Borrower shall
         have executed and delivered this Agreement to the Lender.

                                    (ii) Note. The Borrower shall have executed
         and delivered to the Lender the Note in the amount of the initial Loan, maturity and as otherwise provided herein.

                           (b) Opinion of Counsel. The Lender shall have
received a legal opinion, dated the Closing Date, from Clive Anderson, Esq., Senior Vice President, General Counsel and Secretary of the Borrower, in form reasonably satisfactory to Lender.

                           (c) Corporate Documents. The Lender shall have
received the Certificate of Incorporation of the Borrower as in effect on the Closing Date, certified to be true, correct and complete by the Secretary of State of the State of Delaware.

                           (d) Certified Resolutions, etc. The Lender shall have
received a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign the applicable Loan Documents, (ii) the

By-Laws of such Person as in effect on the Closing Date, (iii) the resolutions of such Person's Board of Directors approving and authorizing the execution, delivery and performance of the Loan Documents executed by such Person, and (iv) that there have been no changes in the Certificate of Incorporation of such Person since the date of the most recent certification thereof by the appropriate Secretary of State.

                           (e) Additional Matters. The Lender shall have
received such other certificates, opinions, documents and instruments relating to the Transactions as may have been reasonably requested by the Lender, and all corporate and other proceedings and all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Transactions shall be satisfactory in form and substance to the Lender.

                  Section 3.2 Conditions Precedent to All Loans. The obligation of the Lender to make any Loan (including any initial Loan made on the Closing
Date) is subject to the satisfaction on the date such Loan is made of the following conditions precedent:

                           (a) Notes. The Borrower shall have executed and
delivered to the Lender a Note in the amount of the principal amount of the Loan represented thereby, maturity and as otherwise provided herein.

                           (b) No Default or Event of Default. No Default or
Event of Default shall have occurred and be continuing on such date either before or after giving effect to the making of such Loans.

                           (c) No Material Adverse Change. No event, act or
condition shall have occurred which, in the judgment of the Lender, has had or could have a Material Adverse Effect, nor shall there have occurred a Material Adverse Change relating to general business and economic conditions in the Russian Federation, nor there shall exist in the Russian Federation economic conditions or regulatory sanctions the effect of which could reasonably be expected to have a Material Adverse Effect on the ability of the Borrower or any of its Subsidiaries to exchange the Russian rouble for US dollars, German marks, French francs, British pounds or Japanese yen.

                           (d) No Injunction. No law or regulation shall have
been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the judgment of the Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loans.

                           (e) No Change in Credit Status. There shall not have
occurred any event or condition (nor shall any such event or condition be likely to occur) which, in the reasonable opinion of Lender, shall have resulted in, or shall be likely to result in, (i) a deterioration in the creditworthiness of the Borrower or any of its Subsidiaries, or (ii) any adverse change in the business, condition (financial or otherwise), prospects, results of operations, assets or properties of the Borrower or any of its Subsidiaries.

                  The acceptance of the proceeds of each Loan shall constitute a representation and warranty by the Borrower to the Lender that all of the conditions required to be satisfied under this Section 3 in connection with the making of such Loan have been satisfied.

SECTION 4.  REPRESENTATIONS AND WARRANTIES.

                  In order to induce the Lender to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties, which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans:

                  Section 4.1 Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease, and operate its proper ties and to carry on its business as now being conducted. Borrower is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Schedule 4.1 sets forth, as of the date of this Agreement, each jurisdiction in which Borrower is qualified to do business as a foreign corporation. Borrower has heretofore delivered to Lender complete and correct copies of its Certificate of Incorporation and Bylaws as currently in effect.

                  Section 4.2 Capitalization of Borrower. Set forth on Schedule
4.2 is the number of shares in the Capital Stock or other equity interests of Borrower which are issued and outstanding as of the date of this Agreement. All such shares are validly issued, fully paid and nonassessable. Other than this Agreement, or as set forth in Schedule 4.2, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer by Borrower of any shares of Capital Stock or other equity interest (including any right of conversion or exchange under any outstanding security or other instrument). There are no out standing contractual obligations of Borrower to repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock or other equity interest of Borrower. There are no restrictions or limitations contained in the organizational documents of Borrower or in any contract, agreement, document or other instrument to which Borrower or any direct or indirect subsidiary is a party or of which Borrower or any direct or indirect subsidiary is aware that restricts, or purports to restrict, the ability of Borrower or any of its direct or indirect subsidiaries to enter into and perform its obligations under the Loan Documents.

                  Section 4.3 Authority Relative to this Agreement. Borrower has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all ancillary agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all ancillary agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate and shareholder action, and no other corporate proceedings on the part of Borrower are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. The Loan Documents have been duly and validly executed and delivered by Borrower, and assuming that this Agreement constitutes a valid and binding agreement of Lender, constitute valid and binding agreements of Borrower, enforceable against Borrower in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

                  Section 4.4 Consents and Approvals; No Violation. Except as set forth in Schedule 4.4, the execution and delivery by Borrower of this Agreement and each other Loan Document will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws, or similar charter documents, of Borrower, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Borrower is a party or by which Borrower or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Borrower or any of its assets.

                           (b) Except for any registration statement filed with
the United States Securities and Exchange Commission (the "SEC") pursuant to
Section 9 hereof, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by Borrower of the transactions contemplated hereby.

                  Section 4.5 Reports. Since January 1, 1997, Borrower has, pursuant to the Securities Act of 1933, as amended (the "Securities Act",) and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed or caused to be filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it with respect to the business and operations of Borrower under each of the Securities Act and the Exchange Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed. True and complete copies of each of such forms, statements, reports and documents, and such exhibits, have been delivered to Lender.

                  Section 4.6 Financial Statements. Borrower has previously furnished to Lender copies of (a) Borrower's audited (i) consolidated balance sheets as of December 31, in each of the years 1997, 1996 and 1995 and (ii) related consolidated statements of income and retained earnings and consolidated changes in financial position of Borrower for the fiscal years then ended, together with the respective reports thereon of KPMG Peat Marwick LLP and KPMG, as independent auditors of Borrower for 1997, and 1996 and 1995, respectively; and (b) Borrower's unaudited (i) consolidated balance sheet as of September 30, 1998 and (ii) related consolidated statements of income and retained earnings and consolidated changes in financial position. Each of the balance sheets included in the financial statements referred to in this Section 4.6 (including the related notes thereto) present fairly the financial information purported to be set therein as of the dates thereof, and the other related statements included therein (including the related notes thereto) present fairly the results of operations and changes in financial position for the periods then ended, all in conformity with GAAP applied on a consistent basis, except as otherwise noted therein. For purposes of this Agreement, the audited consolidated balance sheet of

Borrower as of December 31, 1997 are hereinafter referred to as the "Borrower's Balance Sheet".

                  Section 4.7 Undisclosed Liabilities. Except as set forth in
Schedule 4.7 or in the unaudited balance sheet or the notes thereto as of September 30, 1998, Borrower does not have any material liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto, which is not accrued or reserved against in the Borrower's Balance Sheet or disclosed in the notes thereto in accordance with GAAP.

                  Section 4.8 Absence of Certain Changes or Events. Except as set forth in Schedule 4.8 or in Borrower's Annual Report on Form 10-K for the year ended December 31, 1997, or the Borrower's Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 or September 30, 1998, since the date of the Borrower's Balance Sheet there has not been:

                           (a) any material adverse change in the business,
prospects, operations, properties, assets, liabilities, competition, earnings, or condition (financial or otherwise) of Borrower, or any failure by Borrower to pay its debts when due;

                           (b) any event or condition of any character which
either individually or in the aggregate, might reasonably be expected to have a material adverse effect on the business, prospects, operations, properties, assets, liabilities, competition, earnings or condition (financial or otherwise), of Borrower;

                           (c) any damage, destruction or loss (regardless of
whether covered by insurance) that might reasonably be expected to have a material adverse effect on the business, prospects, operation, properties, assets, liabilities, competition, earnings, or condition (financial or otherwise), of Borrower;

                           (d) any declaration, setting aside or payment of any
dividend or other distribution (whether in cash, stock, property, or any combination of the foregoing) with respect to the capital stock or other equity interest of Borrower except as specifically provided for in this Agreement;

                           (e) any increase in the compensation paid, payable or
to become payable by Borrower to its officers, directors or employees (other than increases for employees in the ordinary course of business and consistent with past practice), any hiring of new officers, directors or employees (other than hiring of new employees in the ordinary course of business consistent with past practice) or any increase in any bonus, insurance, pension or other employee benefit plan, payments or arrangement (including loans) made to, for or with any officers, directors, or employees (other than increases for employees in the ordinary course of business and consistent with past practice or other increases pursuant to written employee benefit plans);

                           (f) any entry into, material amendment of, or
termination of, any material agreement, material commitment or material transaction by Borrower, including, without limitation, any (i) merger, consolidation, share exchange, acquisition or disposition of assets or stock or any financing transaction or capital expenditure, (ii) indenture, mortgage, note, agreement or other instrument relating to the borrowing of money (other than intercompany accounts), (iii) partnership or joint venture agreement, (iv) material license agreement relating to intellectual property (other than off-the-shelf software licenses), or (v) agreement to amend its charter or other organizational documents or any other document, contract, agreement, arrangement, undertaking or instrument relating to any of the foregoing;

                           (g) any entry into, material change to the terms or
conditions of termination of, any license, permit, franchise, governmental approval or decree pursuant to which Borrower provides telephony, data transmission or other telecommunications services;

                           (h) any notes or accounts receivable or portions of
notes or accounts receivable written off by Borrower as uncollectible, other than in the ordinary course of business and consistent with past practice;

                           (i) any material obligation or material liability
paid (whether absolute, accrued, contingent or otherwise), or any lien or encumbrance in connection therewith discharged, by Borrower, other than (i) in the ordinary course of business and consistent with past practice, or (ii) current liabilities shown on the financial statements and current liabilities incurred since their date;

                           (j) any properties or assets, real, personal or
mixed, tangible or intangible, of Borrower mortgaged, pledged or subjected to any security interest, lien or encumbrance;

                           (k) except as specifically provided for in this
Agreement, any sale, assignment, transfer, lease, dividend, distribution or other disposition of any of property or assets by Borrower, other than sales of products in the ordinary course of business; or

                           (l) any agreement, understanding or undertaking to do
any of the foregoing by Borrower.

                  Section 4.9 Legal Proceedings, etc. Except as set forth in
Schedule 4.9, there are no claims, actions, or proceedings pending or investigation pending or, to Borrower's knowledge, threatened against or relating to Borrower before any court, governmental or regulatory authority or body acting in an adjudicative capacity. Except as set forth in Schedule 4.9, Borrower is not subject to any out standing judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority.

                  Section 4.10 Permits. Borrower has all material permits, licenses, franchises and other governmental authorizations, consents and approvals (collectively, "Permits") necessary to conduct its business as presently conducted. Except as set forth in Schedule 4.10, Borrower has not received any written notification that it is in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it. Borrower is in compliance with all material Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to it.

                  Section 4.11 Margin Regulations. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

SECTION 5.  AFFIRMATIVE COVENANTS.

                  The Borrower covenants and agrees that on and after the Closing Date and until the Loan Commitment has terminated and the Obligations are paid in full:

                  Section 5.1 Information Covenants. The Borrower will furnish to the

Lender:

                           (a) Quarterly Statements - within 45 days after the
end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

                                    (i) a consolidated balance sheet of the
         Borrower and its Subsidiaries as at the end of such quarter, and

                                    (ii) consolidated statement of operations,
         shareholders equity and changes in financial position of the Borrower and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, in each case setting forth in comparative form the figures for the corresponding periods in the previous fiscal year, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by the Chief Financial Officer of the Borrower as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, except for the absence of footnotes and changes resulting from year-end adjustments, provided that delivery within the time period specified above of the Borrower's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1;

                           (b) Annual Statements - within 90 days after the end
of each fiscal year of the Borrower, duplicate copies of

                                    (i) a consolidated balance sheet of the
         Borrower and its Subsidiaries as at the end of such year, and

                                    (ii) consolidated statements of operations,
         shareholders' equity and changes in financial position of the Borrower and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, and accompanied by

                           (A) an opinion thereon of independent certified
public
accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                           (B) a certificate of such accountants stating that in
making the examination necessary for certification of such financial statements pursuant to the preceding subclause (A), such accountants have obtained no knowledge of any Default or Event of Default or, if in the opinion of such accountants such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof;

provided that the delivery within the time period specified above of the Borrower's Annual Report on Form 10-K for such fiscal year (together with the Borrowers annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountant's certificate described in subclause (B) above, shall be deemed to satisfy the requirements of this Section 5.1(c);

                           (c) Audit Reports, etc. - promptly (and in any event
within five Business Days) after receipt thereof, copies of all management letters and reports submitted to the Borrower or any of its Subsidiaries by independent certified public accountants in connection with any annual, interim or special audit of the Borrower or any Subsidiary made by such accountants;

                           (d) SEC and Other Reports - promptly upon their
becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by the Lender), and each prospectus and all amendments thereto filed by the Borrower or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Borrower or any Subsidiary to the public concerning developments that are material;

                           (e) Notice of Default or Event of Default -
immediately (and in any event within 2 Business Days) after the President, Chief Financial Officer, General Counsel or other senior officer of the Borrower becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 7.1(c), a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

                           (f) Notices with Respect to Existing Senior Note
Indenture, Existing Convertible Note Indenture and Revolving Credit Notes - promptly upon the delivery thereof to the holders of the Existing Senior Notes, the Existing Convertible Notes, and the Revolving Credit Notes, respectively, or a trustee or other representative on their behalf, copies of all notices delivered by the Borrower to such holders, trustee or other representative; and promptly upon the execution and delivery thereof, true, complete and correct copies of all amendments and modifications to and waivers under the Existing Senior Note Indenture, the Existing Convertible Note Indenture, and the Revolving Credit Notes respectively;

                           (g) Notices from Governmental Authority - promptly,
and in any event within 5 days of receipt thereof, copies of any notice to the Borrower or any Subsidiary from any federal, state or foreign Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

                           (h) Requested Information - with reasonable
promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or property of the Borrower or any of its Subsidiaries or relating to the ability of the Borrower to perform its obligations hereunder and under the Note as from time to time may be reasonably requested by Lender.

                  Section 5.2 Officer's Certificate. Each set of financial statements delivered to the Lender pursuant to Section 5.1(a), Section 5.1(b) or
Section 5.1(c) hereof shall be accompanied by a certificate of the Chief Financial Officer containing a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

SECTION 6.  NEGATIVE COVENANTS.

                  The Borrower covenants and agrees that on and after the Closing Date until the Loan Commitment has terminated, and the Obligations are paid in full, without the prior written consent of Lender:

                  Section 6.1  Restriction on Fundamental Changes.

                           (a) The Borrower shall not, and shall not permit any
of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any material part of its business or property, whether now or hereafter acquired, except as otherwise permitted under the Existing Senior Notes, the Existing Convertible Notes, and the Revolving Credit Notes in the forms thereof in effect on the Closing Date; provided that the Borrower shall not, and shall not permit any of its Subsidiaries to, take any action pursuant to this Section 6.1(a) without the prior written consent of Lender.

                           (b) The Borrower shall not, and shall not permit any
of its Subsidiaries to, (i) acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except purchases of inventory, equipment, materials and supplies in the ordinary course of Borrower's or such Subsidiary's business, (ii) create any Subsidiary without the written consent of Lender; provided that such consent shall not be unreasonably withheld, and provided further that such consent, or refusal to grant such consent, as the case may be, must be communicated to Borrower within five Business Days of the relevant request by Borrower, or (iii) enter into any partnership or joint venture.

                           (c) The Borrower shall not, and shall not permit any
of its Subsidiaries to, directly or indirectly, (i) make any dividend or other distribution of any kind whatsoever on the Common Stock of the Borrower (including without limitation any distribution paid exclusively in Common Stock), or make any Restricted Payment (as such term is defined in the Existing Senior Note Indenture) except as permitted by Section 4.13 of the Existing Senior Note Indenture, (ii) issue to any holders of its Common Stock any rights, options or warrants entitling the holders thereof to subscribe for or purchase any shares of Common Stock or securities convertible into or exchangeable for Common Stock, other than pursuant to the Equity Compensation Plan, (iii) reclassify, subdivide or combine its outstanding shares of Common Stock, (iv) distribute to holders of its Common Stock evidences of its indebtedness, shares of any class of its Capital Stock, cash or other assets, or any securities or other instruments representing the right to buy, or convertible into or exchangeable for, evidences of its indebtedness, shares of any class of its Capital Stock or cash or any other assets, (v) issue shares of its Common Stock other than pursuant to the terms of the Existing Convertible Notes or options or warrants existing as at the date of this agreement, or (vi) purchase, in the open market or in any privately-negotiated transaction or otherwise, or make any tender or exchange offer for, all or any portion of the Common Stock of the Borrower; provided that the Borrower shall not, and shall not permit any of its Subsidiaries to, take any action pursuant to paragraphs (i) or (ii) of this Section 6.1(c) without the prior written consent of Lender.

                           (d) The Borrower shall not and shall not permit any
of its Subsidiaries to, amend its certificate of incorporation or by-laws or its accounting policies or reporting practices.

                  Section 6.2 Limitation on Modifications of Certain Documents. The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any material contracts (including, without limitation, any of the documentation pursuant to which the Existing Senior Notes, the Existing Convertible Notes and the Revolving Credit Notes were issued, and any of the documents ancillary thereto).

                  Section 6.3 Changes in Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any business which is substantially different from that conducted by the Borrower or such Loan Party, as the case may be, on the Closing Date.

SECTION 7.  EVENTS OF DEFAULT.

                  Section 7.1 Events of Default. Each of the following events, acts, occurrences or conditions shall constitute an Event of Default under this Agreement, regardless of whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any court or administrative or governmental body:

                           (a) Failure to Make Payments. The Borrower shall (i)
default in the payment when due of any principal of the Loans or (ii) default in the payment when due of any interest on the Loans or in the payment when due of any other amounts owing hereunder, and in the case of the circumstances described in this clause (ii), such default shall continue unremedied for three or more Business Days; provided, however, that in the event that the Lender elects to convert any amount of principal or interest otherwise due under any of the Notes into Common Stock in accordance with the provisions of Section 8 hereof, the amount so converted shall be deemed to have been timely paid and the failure to pay cash in respect thereof shall not constitute a Default or event of Default hereunder.

                           (b) Breach of Covenants.

                                    (i) The Borrower shall fail to perform or
         observe any agreement, covenant or obligation arising under Sections 5 or 6.

                                    (ii) The Borrower shall fail to perform or
         observe any agreement, covenant or obligation arising under this Agreement (except those described in subsections (a), (b) and (c)(i) above), and such failure shall continue for 30 days.

                           (c) Default Under Other Agreements. Any Loan Party
shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness (other than the Obligations) in the aggregate principal amount of $5,000,000 or more; or any Loan Party shall default in the performance or observance of any obligation or condition with respect to any such Indebtedness or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit (without regard to any required notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such Indebtedness, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment.

                           (d) Bankruptcy, etc. (i) Any Loan Party shall
commence a voluntary case concerning itself under the Bankruptcy Code; or (ii) an involuntary case is commenced against any Loan Party and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Loan Party or any Loan Party commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Loan Party or there is commenced against any Loan Party any such proceeding which remains undismissed for a period of 60 days; or (iv) any order of relief or other order approving any such case or proceeding is entered; or (v) any Loan Party is adjudicated insolvent or bankrupt; or (vi) any Loan Party suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or (vii) any Loan Party makes a general assignment for the benefit of creditors; or (viii) any Loan Party shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (ix) any Loan Party shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (x) any Loan Party shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (xi) any corporate action is taken by any Loan Party for the purpose of effecting any of the foregoing.

                           (e) Judgments. One or more judgments or decrees in an
aggregate amount of $5,000,000 or more shall be entered by a court or courts of competent jurisdiction against the Loan Parties (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within 60 days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees.

                  Section 7.2 Rights and Remedies. Upon the occurrence of any Event of Default described in Section 7.1(d), the Loan Commitment shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loan and any and all other Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower, and the obligation of the Lender to make any Loan hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Lender may, by written notice to the Borrower, (i) declare that the Loan Commitment is terminated, where upon the Loan Commitment and the obligation of the Lender to make any Loan hereunder shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower.

SECTION 8.  CONVERSION.

                  Section 8.1 Conversion Privilege and Conversion Price. Subject to and upon compliance with the provisions of this Section 8, the Lender, at its sole option, may, at any time and from time to time, convert (a) each Note or any portion of the principal amount thereof which equals $1,000 or any integral multiple thereof, and (b) the amount of accrued and unpaid Interest on the Loan represented by such Note (including without limitation any overdue Interest accruing at the Default Rate), into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock, at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

                  The price at which Common Stock of the Borrower shall be delivered upon conversion of any Note, or any accrued and unpaid Interest thereon, (herein called the "Conversion Price"), shall be as specified in such Note, which Conversion Price shall be subject to adjustment as hereinafter set forth.

                  Any certificates evidencing Common Stock issued upon the conversion of the Note shall bear such legends, including legends reflecting restrictions on transfer required in order to maintain compliance with the provisions of the Securities Act, as Borrower shall deem to be necessary or appropriate.

                  Section 8.2 Exercise of Conversion Privileges. In order to exercise the conversion privilege with respect to any amount of principal of any Note, Lender shall surrender such Note, duly endorsed or assigned to the Borrower or in blank, at the principal executive offices of the Borrower, accompanied by written notice to the Borrower in the form provided in the Note (or such other notice as is reasonably acceptable to the Borrower) that the Lender elects to convert such Note or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted. In order to exercise the conversion privilege with respect to any amount of Interest payable on a Note (including without limitation any defaulted Interest), the Lender shall give written notice thereof to the Borrower (an "Interest Conversion Notice"), at the principal executive offices, that the Lender elects to convert such Interest amount.

                  Any amount of principal of a Note shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Note for conversion (or, in the case of the conversion of any Interest due thereon, upon delivery of the relevant Interest Conversion Notice) in accordance with the foregoing provisions, and at such time the rights of the Lender as a holder of the Note (or, in the case of conversion of any interest payable on the Note, the right of Lender to be paid such interest in cash) shall cease, and the Person or Persons entitled to receive the Common Stock of the Borrower issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after conversion date, the Borrower shall issue and shall deliver to the Lender, at the address specified by the Lender in writing, a certificate or certificates for the number of full shares of Common Stock of the Borrower issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 8.3.

                  If the principal amount of a Note is converted in part only, upon such conversion the Borrower shall execute and deliver to the Lender, at the expense of the Borrower, a new Note or Notes in aggregate principal amount equal to the unconverted portion of the principal amount of such Note.

                  Section 8.3 Fractions of Shares. No fractional share of Common Stock of the Borrower shall be issued upon conversion of a Note. Instead of any fractional share of such Common Stock which would otherwise be issuable upon conversion of such Note (or a portion thereof), or upon the conversion of any Interest (including defaulted Interest) payable with respect to such Note, the Borrower shall pay a cash adjustment in respect of such fractional share in an amount equal to such fraction multiplied by the Closing Price of the Common Stock at the close of business on the day of conversion (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day).

                  Section 8.4 Adjustment of Conversion Price. In the event that the

Borrower, with the consent of the Lender, shall take any action of the nature specified in Section 6.1(c) hereof, the Conversion Price then applicable to any Note shall be appropriately adjusted in accordance with customary anti-dilution provisions at least as favorable to the Lender as those set forth in the Existing Convertible Notes Indenture.

                  Section 8.5 Notice of Adjustments of Conversion Price. Whenever the Conversion Price of any Note is adjusted, the Borrower shall compute the adjusted Conversion Price in accordance with Section 8.4 and shall prepare a certificate signed by the Chief Financial Officer of the Borrower setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall be mailed to the Lender.

                  Section 8.6 Company to Reserve Common Stock. The Borrower shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or out of its Common Stock held in treasury, for the purpose of effecting the conversion of Notes and any accrued and unpaid Interest thereon, the full number of shares of its Common Stock then issuable upon the conversion of the entire principal amount of the aggregate Loan Commitment and all interest that would accrue on such aggregate amount up to and including the Final Maturity Date.

                  Section 8.7 Taxes on Conversions. The Borrower will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of its Common Stock on conversion of Notes and any accrued and unpaid Interest thereon pursuant hereto. The Borrower shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of its Common Stock in a name other than that of the Lender or other holder of the Note, portion thereof or interest thereon to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Borrower the amount of any such tax, or has established to the satisfaction of the Borrower that such tax has been paid.

                  Section 8.8  Covenant as to Common Stock.

                           (a) The Borrower covenants that all shares of its
Common Stock which may be issued upon conversion of Notes or any Interest Payment in respect thereof will upon issue be validly issued, fully paid and nonassessable.

                           (b) The Borrower shall from time to time take all
action necessary so that the Common Stock which may be issued upon conversion of Notes or any Interest Payment in respect thereof, immediately upon their issuance (or, if such Common Stock is subject to restrictions on transfer under the Securities Act, upon their resale pursuant to an effective registration statement under the Securities Act), will be listed on the principal securities exchanges, interdealer quotation systems and markets, if any, on which other shares of Common Stock of the Borrower are then listed or quoted.

                  Section 8.9 Special Conversion Provisions Relating to Potential Changes in Control of the Borrower. Notwithstanding any provision of this Agreement or any of the other Loan Documents to the contrary, in the event that upon any conversion of any Note, or any portion hereof, or any accrued and unpaid Interest payable thereon, the issuance of Common Stock of Borrower pursuant thereto would result in a Change of Control (as such term is defined pursuant to the Existing Senior Notes Indenture) of Borrower, then Lender shall have the right to exercise the conversion rights granted hereunder in respect of such Note or Interest, as the case may be, only with respect to such principal or Interest amount, as the case may be, as, when converted into Common Stock in accordance with the provisions hereof at the then current Conversion Price, would result in the issuance to Lender of the maximum number of shares of Common Stock as could be issued without such issuance resulting in a Change of Control (as so defined), and the remainder of the principal or Interest amount otherwise sought to be converted shall be paid by the Borrower in cash at the Conversion Price plus the Differential Value Amount (as defined below) per share of Common Stock into which such remaining principal or Interest amount, as the case may be, would otherwise then be convertible in accordance with the terms hereof. As used herein, the term "Differential Value Amount" shall mean the difference (if positive) between the Conversion Price then in effect and the Closing Price of the Common Stock on the date specified for such conversion.

                  Section 8.10 Investment Intent; Private Placement.

                           (a) The Lender is knowledgeable, sophisticated and
experienced in making, and is qualified to make, decisions with respect to investments in equity securities presenting an investment decision like that involved in the acquisition of Common Stock upon the conversion of Notes and any accrued and unpaid Interest thereon pursuant to this Section 8.

                           (b) Upon the conversion of any Notes or any Interest
Payment in respect thereof, the Lender will be acquiring Common Stock issued upon such conversion for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. The Lender has no present intention of selling, granting any participation in, or otherwise distributing the Common Stock, except in compliance with the Securities Act or pursuant to an available exemption thereunder.

                           (c) The Lender understands that the Common Stock has
not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Lender's investment intent as expressed herein. The Lender is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Lender further understands that the certificate(s) representing the Common Stock shall bear the following legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

SECTION 9.  REGISTRATION RIGHTS.

                  Lender and Borrower agree that, with respect to any and all shares of Common Stock of the Borrower issued upon conversion of any Note or any portion thereof, or any Interest payable with respect thereto, Lender shall have the registration rights provided for in Article VII of that certain Asset Exchange Agreement, dated April 19, 1998, as subsequently amended, by and between News America Incorporated, News PLD LLC and PLD Telekom Inc. (the "Asset Exchange Agreement"), and any and all shares of Common Stock of the Borrower issued upon conversion of the Notes or any portion thereof, or any interest payable with respect thereto, shall constitute "Registrable Securities" as defined therein; provided, however, that for all purposes of such registration rights (including those arising solely under the Asset Exchange Agreement), Section 7.1(a) of the Asset Exchange Agreement is hereby amended to be and read in its entirety as follows:

         "Expenses. PLD shall pay all Registration Expenses in connection with only two (2) registrations effected in accordance with this Section 7.1; provided, however, that if at or prior to the fifth anniversary of the date of this Agreement News America, its affiliates and subsidiaries, and any permitted successors and assigns, collectively own more than 50% of the aggregate Registrable Securities subject to this Agreement (such number to take account of any stock splits, dividends, combinations or other adjustments affecting any of the Registrable Securities), then the holders of Registrable Securities shall be entitled to one (1) additional registration effected in accordance with this Section 7.1 in respect of which PLD shall pay all Registration Expenses."

SECTION 10.  MISCELLANEOUS.

                  Section 10.1 Payment of Expenses, Indemnity, etc. The Borrower shall:

                           (a) pay all reasonable out-of-pocket costs and
expenses of the Lender in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein (including without limitation the fees, charges and disbursements of counsel to Lender) and any amendment, waiver or consent relating to any of the Loan Documents, which costs and expenses shall accrue as of the Closing Date but shall be payable at such time, if any, as the first Loan is made;

                           (b) pay all reasonable out-of-pocket costs and
expenses of the Lender in connection with the preservation of rights under, and enforcement of, the Loan Documents and the documents and instruments referred to therein or in connection with any restructuring or rescheduling of the Obligations (including, without limitation, the reasonable fees and disbursements of counsel for the Lender);

                           (c) pay, and hold the Lender harmless from and
against, any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Lender) to pay such taxes; and

                           (d) indemnify the Lender, its officers, directors,
employees, representatives and agents (each an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, any of the Transactions or the execution, delivery or performance of any Loan Document.

                  Section 10.2 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off any other indebtedness or other obligation at any time held or owing by the Lender to or for the credit or the account of any Loan Party against and on account of the Obligations of the Loan Parties to the Lender under this Agreement or under any of the other Loan Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

                  Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed effectively given upon personal delivery to the party to be notified, on the next Business Day after delivery to a recognized overnight courier service, upon confirmation of receipt of a facsimile transmission, or five days after deposit with the United States Post Office, by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                  If to Borrower, to:

                  PLD Telekom Inc.
                  505 Park Avenue
                  21st Floor
                  New York, New York  10022
                  Facsimile:  (212) 262-8870
                  Attention: James Hatt

                  If to Lender, to:

                  News America Incorporated
                  1211 Avenue of the Americas
                  New York, New York  10036
                  Facsimile: (212) 768-2029
                  Attention:  Arthur M. Siskind, Esq., General Counsel

                  (with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York  10022
                  Facsimile: (212) 735-2000
                  Attention:  Alan G. Straus, Esq.)

                  Section 10.4  Successors and Assigns; Assignments.

                           (a) Successors and Assigns. This Agreement shall be
binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

                           (b) Assignments. The Lender may, in accordance with
applicable law, at any time assign to any other Person (each an "Assignee") all or any part of its rights and obligations under this Agreement, the Notes and any other Loan Documents. The Borrower and the Lender agree that to the extent of any assignment the Assignee shall be deemed to have the same rights and benefits under the Loan

Documents as the Lender hereunder; provided that if the Assignee is an Affiliate of the Lender, the Borrower shall be entitled to continue to deal solely and directly with the Lender in connection with the interests so assigned to the Assignee.

                           (c) Disclosure of Information. The Borrower
authorizes the Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial and other information in the Lender's possession concerning the Borrower which has been delivered to the Lender by the Borrower pursuant to this Agreement or which has been delivered to the Lender by the Borrower in connection with the Lender's credit evaluation of the Borrower prior to entering into this Agreement.

                  Section 10.5 Amendments and Waivers. Neither this Agreement, any other Loan Document to which the Borrower is a party nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section. The Lender and the Borrower may, from time to time, enter into written amendments, supplements, modifications or waivers for the purpose of adding, deleting, changing or waiving any provisions to this Agreement or any Note. Any such amendment, supplement, modification or waiver shall apply to and shall be binding upon the Borrower, the Lender and all future holders of such Note or any portion thereof or participation therein. In the case of any waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                  Section 10.6 No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender or any subsequent holder of a Note in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between any Loan Party and the Lender or the subsequent holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof of the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lender or the subsequent holder of any Note would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the

Lender or the subsequent holder of any Note to any other or further action in any circumstances without notice or demand.

                  Section 10.7 Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

                           (b) Any legal action or proceeding with respect to
this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, the Borrower at its address set forth opposite its signature below. The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Lender or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

                  Section 10.8 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                  Section 10.9 Effectiveness. This Agreement shall become effective on the date on which the Lender and the Borrower shall have each signed a counter part hereof and the Borrower shall have delivered the same to the Lender.

                  Section 10.10 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  Section 10.11 Marshalling; Recapture. The Lender shall be under no obligation to marshall any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent the Lender receives any payment by or on behalf of any Loan Party, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to such Loan Party or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of such Loan Party to the Lender as of the date such initial payment, reduction or satisfaction occurred.

                  Section 10.12 Severability. In case any provision in or obligation under this Agreement or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  Section 10.13 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans hereunder.

                  Section 10.14 Limitation of Liability. No claim may be made by any Loan Party or any other Person against the Lender or any of its Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection herewith; and each Loan Party hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                  Section 10.15 Calculations; Computations. The financial statements to be furnished to the Lender pursuant hereto shall be made and prepared in accor-dance with GAAP consistently applied throughout the periods involved and consistent with GAAP as used in the preparation of the financial statements referred to in Section 6.1

                  Section 10.16 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

                  Section 10.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the Interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the Interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.17 shall be cumulated and the Interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by Lender.

                  IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                               PLD TELEKOM INC.

                                               By: /s/ E. CLIVE ANDERSON
                                                   ----------------------------
                                                   Name:   E. Clive Anderson
                                                   Title:  S.V.P.


                                               NEWS AMERICA INCORPORATED

                                               By:
                                                   ----------------------------
                                                   Name:
                                                   Title:

                                                                       EXHIBIT A

                            [FORM OF PROMISSORY NOTE]

                                PLD TELEKOM INC.

                                 PROMISSORY NOTE

$[                    ]                                       New York, New York

No.:                                                                      [Date]

                  FOR VALUE RECEIVED, the undersigned, PLD TELEKOM INC., a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to News America Incorporated, or registered assigns (the "Lender"), on [_______________ ], in lawful money of the United States of America and in
immediately available funds, the principal amount of [                   ] or,
if less, the aggregate amount outstanding of the Loans (as defined in the Credit Agreement referred to below). The Borrower hereby unconditionally further agrees to pay interest in like money on the unpaid principal amount hereof from time to time from the date hereof at the rates and on the dates specified in Section 2.6 of the Revolving Credit Agreement dated as of September 30, 1998 between the Borrower and the Lender (as amended, modified or supplemented from time to time, the "Credit Agreement").

This Note is one of the Notes referred to in Section [ ] of the Credit Agreement and is entitled to the benefits thereof. All of the terms, conditions, and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein.

This Note is a registered Note and, as provided in the Credit Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrower may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary. Any transferee of this Note, by its acceptance hereof, agrees to be bound by all the terms, conditions and covenants of the Credit Agreement applicable to the holder of a Note.

The principal amount of this Note, together with all accrued and unpaid interest thereon, is convertible into Common Stock of the Borrower at any time and from time to time, as, and subject to the conditions and limitations, specified in the Credit Agreement. The Conversion Price applicable to this Note and any accrued and unpaid Interest hereon shall be $[ ], which Conversion Price shall be subject to adjustment as set forth in the Credit Agreement.

As provided in the Credit Agreement, the Loans evidenced by this Note are subject to optional and mandatory repayments, in whole and in part, all as specified in the Credit Agreement.

If an Event of Default, as defined in the Credit Agreement, occurs and is continuing, all amounts remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).


                                            PLD TELEKOM INC.


                                            By:   ___________________________
                                                  Name:
                                                  Title:

           SCHEDULE OF PRINCIPAL ADVANCES, CONVERSIONS AND REPAYMENTS


--------------------------------------------------------------------------------
                                                      Principal
                            Amount of   Amount of       Amount          Interest
            Amount of        Interest   Principal   Converted into   Converted into
Date    Principal Advance    Payment    Repayment    Common Stock     Common Stock
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                       EXHIBIT B


To: PLD TELEKOM INC.
    680 Fifth Avenue
    New York, New York  10019

                          NOTICE OF CONVERSION ELECTION

                  Reference is hereby made to that certain Credit Agreement, dated as of September 30, 1998, by and between News America Incorporated and PLD Telekom Inc.

                  The undersigned hereby exercises its rights to convert the Note, or a portion thereof, or interest payable with respect thereto, into Common Stock of PLD Telekom Inc., as provided in the Credit Agreement, and requests that certificates representing shares of PLD Telekom Inc. Common Stock issuable upon such conversion be issued in the name of, and delivered to:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                (Print Name, Address, and Social Security Number)

and, if conversion shall not be with respect to the entire principal amount of the Note, that a new Note for the principal balance remaining of the Note issued and registered in the name of, and delivered to, the undersigned at the address stated below.


Principal Amount To Be Converted                    $
Interest Amount To Be Converted                     $

Date:                                          Name
                                                    ----------------------------
                                                            (Print)

Address:
        ------------------------------------------------------------------------

                                                    ----------------------------
                                                            (Signature)